UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 18, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about October 17, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 7, 8, 9, 13, 14, 15, 18 and 19 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH SEPTEMBER 15, 2002

1.    Would you consider entering into partnerships or supply agreements with asset based parcel companies or logistics companies? I understand (and agree with) your position on the likely success (or more aptly failure) of "one stop shops" but I also understand the need for some logistics companies to offer forwarding services to their customers. Some of these companies have tried partnerships/joint ventures or exclusive distribution agreements with forwarders out of Asia with limited success. To my knowledge you have never entered into such an arrangement. Is this not a potentially large business opportunity for you and is it something you would consider?

These days, partnership is a much overused word and carries with it a rather broad connotation. We admit that it sounds great, but whenever we hear the word our first instinct is to check for our wallet. The fact is that not all partnerships are created equally and the substance of any partnership is usually only known to the parties who entered into it.

For the record, we do cooperate with asset-based companies like the ones you mention on a regular basis as a necessary part of our core business. For any more formal arrangement we have made or might make, we would require a firm idea and understanding of just what we are trying to accomplish and how the new relationship might impact our core business. For example, a joint venture to chase small parcel business does not seem like something that we should be interested in.

We would also be very leery of any kind of joint venture or partnership with one of the asset-based companies that would mess with our fundamental operating characteristic which is serving our customers as a non-asset based provider of integrated logistics services.

The real danger here is that the kind of liaison you are suggesting could change our overall operating structure to the point where we would have all the detriments of an asset-based player without any compensating benefits. That would not be appealing to us and it is something that should not be attractive to our shareholders.

To be sure, any potential relationship would have to be at least as good for us and our business model as it would be for them and their business model. In short, we would need to be very wary of any kind of alliances regardless of the size or reputation of the potential partner. While any such move might have a certain surface appeal, to paraphrase Little Red Riding Hood "My what big trucks you have Grandma!"

2.    We recently read that Expeditors has leased an 84,160-square-foot office-warehouse facility in Grapevine, TX. Can you comment on what the facility will be used for and what area of Expeditors' business outgrew its existing facilities?

Given that whatever you read said that Expeditors leased an office-warehouse building, you'd be safe in assuming that the space is going to be used for our Dallas office and its associated warehousing needs. Really, all areas of our business in Dallas outgrew our former facility necessitating this move.

We figure that the item you read must have come from a press release issued by our landlord or a real-estate broker because this sort of event isn't really news to us. Internally, we don't expect to stay in any leased facility longer than 3 to 4 years and this rapid growth is the reason we don't buy more real estate. When we do purchase real estate, it is in a market where, in the worst case, the air export function of our operations could be expected to use the purchased facility for a period in excess of ten years. Of course, even when we're wrong about a thing like this, growth is a nice kind of problem to have.

3.    Does Expeditors ever take price risk related to fuel surcharges at carriers? Is your shipper compliance 100% on fuel surcharges, or are there some shippers that pay less than the complete surcharge?

We frankly had some trouble understanding what the term "price risk" meant within the context of your question. We're pretty sure that "risk" is not the correct word. If we do not pass on fuel surcharges, our margins take a hit and there is no "risk" involved in that—it's a certainty.

If your question is really "are fuel surcharges a sensitive issue and the subject of discussion with your customers," then the answer is yes as they are with the carriers seeking to impose them. But a surcharge is just that and the basic characteristic of a surcharge is "EVERYBODY PAYS". Look at your own airline ticket sometime—you are no doubt paying it as a passenger. We don't make the rules on surcharges—airlines do. The rules apply to passenger and cargo customers; we just pass them on.

4.    We are hearing that Asia to North America airfreight volumes are in relative equilibrium now so that backlogs have generally eased. Is this accurate, and if so do you expect a noticeable improvement to gross yields (quarter-over-quarter and year-over-year) for this trade lane? Also, we are hearing that Asia to Europe airfreight volumes have been tightening. Is this accurate, and if so do you expect a noticeable deterioration to gross yields (quarter-over-quarter and year-over-year) for this trade lane?

At the end of the second quarter of 2002 we disclosed that airlines instituted rate increases with immediate effect. From a commercial standpoint, we were not able to pass those rates along with the same alacrity to our customers. This put a dent in our yields.

After discussions with our customers, we were able to institute these rate increases in the third quarter. We would expect this to have some positive impact on airfreight margins third quarter over second quarter. From a year over year standpoint, we don't expect to have maintained last year's yields.

5.    We are hearing that ocean carriers have been trying to use the strong ocean-freight volumes in the second quarter of 2002 and into peak shipping season as cause to implement another round of rate increases. Are these proposed rate increases "sticking?"

We believe that the answer depends upon what your definition of sticking is. To this point, the ocean carriers appear to be successful in keeping the recent rate increases in place, however, it is a little early to measure adhesion.

6.    With more than two-thirds of the third quarter of 2002 under your belt, can you comment on what percentage of year-over-year growth in operating income that you've seen so far?

Operating income for July 2002 was well ahead of last year on a percentage basis. August 2002 was even further ahead of operating income for August 2001 on a percentage basis. Typically, we do not quantify changes in operating results on a monthly basis while the quarter is in progress.

7.    Are you comfortable with, or feel any need to comment on, the third quarter 2002 earnings consensus of $0.28 per share?

Regular readers can probably guess that another restatement of our policy is what is coming next. We know that these readers will not be shocked to read that whenever we see the need to comment on consensus, we will do so. In fact, those who have followed us for some period of time can no doubt recall the one or two times we have done so. They also know that if and when we did comment, it would not be in this forum and it wouldn't be dependent on an analyst asking the question. This policy, which has been in place for a long time now, has not changed.

Finally, we want to observe that two months do not a quarter make. We say this not because we want to be coy, but because of the end of quarter shipping patterns of our customers. All this having been said, we have not seen any reason to comment on third quarter consensus at this point in mid-September 2002.

8.    Can you quantify the average number of weekly charters you have been using during July and August versus the average number you used in the second quarter of 2002?

Last year, 2001, we did very few charters. This year we are doing quite a few. In fact, we have done some 50 through the end of August 2002. Suffice it to say that from a quantitative standpoint there has been more charter action in 2002 than there was last year. However, a charter is not a charter is not a charter. The terms of the charter are really what give character to the transaction. Charters are easy to sign up for—it doesn't take a genius to spend money. In fact, any idiot can sign up for a charter and right now we can confirm that a lot of them have.

Whenever we enter into charter agreements, we attempt to limit our downside by not locking ourselves in beyond what committed freight we can move without impacting our scheduled carrier agreements. You can get in trouble when you speculate on chartered space and speculate on freight simultaneously.

It is important to never let your eyes get bigger than your stomach when dealing with charters. However, once irrevocably committed, it takes someone who really knows what they are doing to make charters a viable part of the overall service strategy. This is because in a non-asset mode, it is very important that charter usage does not impact scheduled carrier commitments and relationships. Just because a company declares itself to be a charter specialist doesn't mean that they are charter experts. A specialist means that they do it a lot; an expert means they know what they are doing. We would prefer to be known as experts and not specialists.

9.    In your 8-K filing dated August 12, 2002, you show headcount in Europe increasing by almost 5% year-over-year, but our understanding had been that you were trying to scale back operations in that region. Assuming our understanding is correct, can you briefly reconcile the two points?

We don't think that we ever said we would "scale back" our European operations. What we wrote could probably be best understood when contrasted with a word we are loath to use: restructuring. In Wall Street vernacular, "restructuring" is typically a code word for "massive lay-offs and redundancies" with a concomitant whole-scale purging and expunging of management's past mistakes. There seems to be some redeeming magic in a self-proclaimed "one-time restructuring" that creates an explosion of optimism. The louder the explosion, the greater the cavalcade of the promises of future benefits. Sometimes, as we've seen, it's an explosion of smoke and sound accomplishing nothing while at other extremes the restructuring can eliminate everything in sight. We are trying to avoid those misconceptions in connection with what we are doing in Europe.

Our situation in Europe is really not so drastic. We are, after all, still profitable on the whole while there are some that need the entire globe to creep into the black. We do, however, recognize that we have a challenge before us. That challenge is really Europe living up to the growth standards set by the other regions in Expeditors. It isn't that we particularly made mistakes in Europe, rather it is that we were not as consistent with the execution of the Expeditors model in Europe as we were within our global network in general. We have great employees in Europe, but we need to have a consistency take root in every office; we are making progress in this.

To the heart of your question: this is a service business and it takes trained and motivated people to make changes. We cannot also reduce our service commitment to our customers as we address our culture issues. Restructuring doesn't necessarily mean that you reduce staff. It often means that you are forced to add staff in critical areas, sales and product management, for instance. It also doesn't mean that you refuse to open new offices where opportunities and customer expectations present themselves.

Over 50% of the increase in European/African headcount in 2002 versus 2001 comes from new offices added in 2001. Despite the operating concerns in Europe, we still opened four offices in Europe/Africa last year—Belfast, Chiasso, Antananarivo, and Nuremberg. We also had routine additions to growing offices which are more profitable last year than this year.

If we can take Europe back to the apple orchard we discussed in last month's 8-K, an apple farmer may chop down the trees in part of the orchard only to then plant new trees—often in greater abundance than the trees that were removed. This is done in the ordinary course of business so that the orchard always has prime fruit-bearing trees. It is a rare farmer that will cut down an entire orchard and scale back.

10.    Does any single customer represent more than 5% of your net revenue? What percent of net revenue do your top 10 customers represent?

No, as of mid-September 2002, however, there are several customers in the 4% range and at this time our best estimate is that our top 10 customers represent approximately 20% of our total net revenue.

11.    For the first six month months of 2002, your second quarter Form 10-Q indicates that cash flow from operations was $51 million lower year-over-year. It appears that the biggest impact was from (1) accounts receivable, which experienced a $106 million swing year-over-year, and (2) accounts payable, which increased $54 million year-over-year. Can you discuss what drove these swings?

Part of this swing was timing related. There was a real push in business at the end of the second quarter 2002, which drove up accounts receivable. We also had some benefit going the other way in the second quarter of 2001. Last year business was not growing as rapidly and we collected a lot of cash during that time relative to what was outstanding at the end of 2000.

The simplistic core of our cash management philosophy is to attempt, as best we can, to match cash outflows with cash inflows. If you look again at our cash flow statement, we think we did pretty well for the first half of 2002 when compared with the same period of 2001.

12.    Can you describe what the "Tax benefits from employee stock plans" line item on your statement of cash flow relates to? Why did this item provide $10 million less cash flow during the first half of 2002 relative to the first half of 2001?

When an employee exercises a non-qualified stock option grant or sells stock obtained by exercising an ISO option before the required holding period is satisfied, the issuing corporation is afforded a tax deduction in an amount equal to the ordinary income reported by the selling individual. The tax savings from this deduction is not reflected in the company's income statement under APB 25 hence the separate caption in the statement of cash flows.

We hope that the answer to your question is now obvious—there were fewer stock option exercises that resulted in tax deductions for Expeditors in the first half of 2002 than in the same period of 2001.

13.    Is Expeditors ever in a position in which it serves as a creditor to an airline (e.g., on the agency or customs brokerage segments of your business)? As of July 31, 2002, what was the total amount of receivables that airline carriers owed Expeditors?

Expeditors will have receivables from carriers for the occasional cargo claim or in cases where Expeditors provides freight forwarding and customs brokerage services for airline property such as catering supplies or aircraft parts. However, these amounts due to us never come close to the amounts that we owe the same carriers. This is a non-issue from a financial exposure standpoint, but that doesn't mean it wasn't good thinking on your part to ask.

14.    For what reasons do shippers choose Expeditors over your competitors?

If they were asked, we would hope our customers would say they choose Expeditors for superior customer service at a competitive price. Customers must consider a host of things when selecting a logistics company. The ideal logistics company, of course, would have to have geographic coverage, financial viability and EDI (electronic data interchange) capability. We know that Expeditors has a proven track record in each of these and trust that customers and potential customers recognize this as well.

15.    Can you describe how complicated or expensive it would be for a shipper to switch from Expeditors to a competitor?

Every customer is different in this business just as they probably are in yours. The key to your question would be to understand the degree to which the customer has been willing or able to integrate their internal logistics functions with outside logistic providers, both EDI systems and operations coordination.

We don't focus on how hard or expensive it would be for a customer to leave us, nor do we rely on this as a part of our business model. It is a poor service provider that has to trap its customers.

We actually try to provide the kind of service that customers appreciate. We believe that we can earn customer loyalty with sincere effort. If we have done our job correctly, the customer would have no reason to focus on how complex or expensive it might be to switch from Expeditors to one of the other guys.

16.    When you lose customers, what are the most frequent reasons why?

There are many reasons why customers turn over. Some change is no doubt related to pricing and some turnover is related to management changes and the desire to "make a mark by shaking things up". Other changes occur because of service issues associated with scope creep where customer expectations and requirements exceed what we feel we can provide for the price the customer is willing to pay. Finally, there may well be competitors who assert they are willing to do our work for a price that we are unwilling to accept. When these competitors fail to live up to their promises, it is not uncommon for us to be invited back.

We believe that in life you most likely get what you are willing to pay for and we believe that this is particularly so in a service company. The notion that you can provide "commodity" customer service is not something that we buy into.

17.    What do you consider to be the biggest misconception about Expeditors in the capital markets?

We have never stopped to consider what we think "the" biggest misconception is about Expeditors. What we have found to be troublesome is the propensity of some to spend so little time learning the basics of this business while being willing to spend a great deal of time saying so much. Mark Twain probably said it best "Danger lies not in what we don't know, but in what we think we know that just ain't so."

18.    In what ways is your technology superior to your competitors?

Our Mammas didn't raise us to be fools! There is no way that we are going to answer a question like this in a public forum.

First of all, the only stuff we know about our competitor's systems comes from the tidbits we get from customers. While there are no doubt some customers who prefer some facet or feature of a competitor's system, taken in totality, the feedback that we have received has led us to believe that if we are not ahead of our competitors, we certainly aren't behind. We have spent a lot of time, money and focused efforts developing our systems and we know that we have some very strong features that work the same way on six continents.

Winston Churchill once commented that "We shape our dwellings, and afterwards our dwellings shape us." We think this statement also holds true for systems development at Expeditors. We shaped our systems based on several principles: 1) consistency, 2) connectivity and 3) visibility. Having shaped our systems, they have come to shape our commitment to meet the ever-changing and increasingly demanding needs of our customers. This has taken money, discipline, and a lot of "blood, toil, tears and sweat," but we have by and large remained true to these principles. As a consequence, we developed and now enjoy a global network that is truly consistent in its operation.

Shaped by these factors, we have capabilities that we offer our customers wrapped together in a customer front-end we call EXPO. There are tremendous opportunities that spring from our global consistency. We have the same processes and procedures, supported by the same computer systems, whether it be in Dhaka, Denver or Duesseldorf.

This consistency provides the foundation for global logistics information management. Other than the software used to create customs entries, which are unique to each country, every office in our system does the same core logistics function in the same manner. This means that our information at origin gets transmitted to destination in a consistent format—because it's the same system.

In summary, when we look at our systems, we feel pretty good about the fact that we've met our initial internal expectations. We are also keenly aware that in this "what have you done for me lately" environment, what we've done in the past is not nearly as important as what we can pull off going forward.

Our business underwent drastic changes in the last twenty years. The ability to deliver information in the prescribed manner is as important as the ability to deliver the freight. Many can claim to do one or the other, we expect to excel at both. We know that we must have the same customer service focus in the development and evolution of our systems as we do in making sure our customers get what they need when and where they need it.

19.    We have noticed that periodically the question is asked and answered in a Form 8-K as to what Expeditors' pure air and ocean volume figures are for a given month. We were inquiring as to whether you would provide those statistics to us for the last 13 months so we could have a complete recent history of data. Also, without having to ask the question every month, would you be willing to provide those two statistics every month in the 8-K's in order to evaluate trends?

Let's start with the observation that our tonnage figures are not subjected to the same kind of scrutiny and internal review process as are our financial numbers nor are they accumulated and consolidated with the same degree of discipline. While we can say that we have general confidence in the tonnage figures we see, we are not so confident that we are willing to take full responsibility for their publication on such a regular basis.

There are several additional reasons for our refusal to undertake the task you suggest. The first is that by doing what you request we would undoubtedly be disappointing someone else who will want just a little more information—stuff like tonnage figures broken down by trade lane, transportation mode, day of the week, etc. Our second reason for not undertaking to make regular unsolicited monthly disclosure is our belief that this process should be mutual and interactive. If our readers don't have the energy or desire to ask questions on a regular basis, we have other things we can do. Finally, while we have answered this question before, our feeling is that tonnage figures are not as relevant to a non-asset based company, with theoretically unlimited capacity, as they are to an asset-based company, which has fixed capacity.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
September 18, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
September 18, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President— Chief Financial Officer and Treasurer